Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:


                                                                           # of Shares
                                                      ---------------------------- -------------------------
                                                               In Favor                    Withheld
-------------------------------------------------------------------------------------------------------------
Wayne W. Whalen                                                  7,013,252                  136,912


With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                                           # of Shares
                                                      ---------------------------- -------------------------
                                                               In Favor                    Withheld
-------------------------------------------------------------------------------------------------------------
Rod Dammeyer                                                       1,418


The other trustees of the Trust whose terms did not expire in 2000 are David C. Arch, Howard J Kerr, Theodore A. Myers, Richard F. Powers, III and
Hugo F. Sonnenschein.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 6,887,656 shares voted in favor of the proposal, 55,737 shares voted against and 208,189 shares abstained.